SECOND AMENDMENT TO AMENDED
AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement (this "Amendment") is entered into as of February 4, 2005 by and between Tyson Foods, Inc., a Delaware corporation (the "Company"), and Richard L. Bond, a resident of the State of Arkansas (the "Executive").

RECITALS

A.        The Company and Executive entered into that certain Amended and Restated Employment Agreement on and as of July 29, 2003, as amended by that certain Executive Amendment dated as of December 10, 2004 (collectively, the "Original Agreement").

B.         Executive has requested the Company to amend the Section 3.6 of the Original Agreement to accelerate the payment of the amounts described therein and the Company is willing to amend said Section 3.6.

It is therefore hereby agreed by and between the parties as follows:

1.         Unless otherwise defined in this Amendment, defined terms used herein shall have the meanings assigned to such terms in the Original Agreement.

2.         Section 3.6 of the Original Agreement is hereby amended in its entirety as follows:

"3.6      Deferred Compensation.  The Company shall pay Executive (or his estate or legal representative, if applicable) $2,000,000 (plus accrued interest at the rate of 6.75% per annum from September 28, 2001 until the date of payment) on February 10, 2005, less any amount of withholding required by law the Company shall be entitled to withhold from payment.  Nothing contained in this Section 3.6 and no action taken pursuant to the provisions of this section shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive, his designated beneficiary or any other person.  Any funds which may be invested under the provisions of this Section 3.6 or earmarked to pay the deferred compensation hereunder shall continue for all purposes to be a part of the general funds of the Company and no person (including Executive) other than the Company shall by virtue of the provisions of this Section 3.6 have any interest in such funds nor have any property interest in any specific assets of the Company.  To the extent that any person acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.  The right of the Executive or any other persons to the payment of deferred compensation or other benefits under this Section 3.6 shall not be assigned,

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                transferred, pledged or encumbered except by will or by the laws of descent and distribution."

3.         Except as specifically amended hereby, the Original Agreement shall remain in full force and effect.

4.         This Amendment shall be construed, interpreted and governed in accordance with the laws of Arkansas, without reference to rules relating to conflicts of law.

5          This Amendment may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

TYSON FOODS, INC.

By:       /s/ John Tyson
                                                                                                Name:  John Tyson
                                                                                                Title:     Chairman and Chief Executive Officer

/s/ Richard L. Bond
                                                                                                Richard L. Bond

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